FOR IMMEDIATE RELEASE
Contact:
Craig Eisenacher
Bristol West Insurance Group
Phone: (954) 316-5192

BRISTOL WEST REPORTS THIRD QUARTER 2005 EARNINGS

DAVIE, Fla., November 2, 2005 -- Bristol West Holdings, Inc. (NYSE: BRW) today reported that its earnings for the quarter ended September 30, 2005 were $13.1 million or $0.41 per share. The Company’s return on average equity for the twelve months ended September 30, 2005 was 18.1%.

Net income for the three months ended September 30, 2005 was $13.1 million compared to $15.4 million for the three months ended September 30, 2004, a decline of 15%. Net income per average fully diluted common share was $0.41 for the most recent three months compared to $0.47 for the three months ended September 30, 2004, a decline of 13%. During the most recent quarter, the Company incurred pre-tax losses from Hurricanes Katrina and Rita of $300,000 and expenses associated with the previously disclosed regulatory inquiries concerning the Company’s reinsurance agreements of $1.3 million. During the third quarter of 2004, the Company incurred pre-tax losses of $1.0 million from Hurricanes Charley, Frances, Ivan and Jeanne. Excluding the hurricane losses from both periods and the expenses associated with the regulatory inquiries from the third quarter of 2005, net income per fully diluted share was $0.44 for the three months ended September 30, 2005 compared to $0.49 for the three months ended September 30, 2004, a decline of 10%.

Net income for the nine months ended September 30, 2005 was $43.0 million compared to $45.6 million for the nine months ended September 30, 2004, a decline of 6%. Net income per average fully diluted common share was also lower by 6% at $1.33 for the nine months ended September 30, 2005 compared to $1.42 for the nine months ended September 30, 2004.

Net income for the nine months ended September 30, 2005 included pre-tax losses from Hurricanes Katrina and Rita of $300,000 and expenses associated with responding to the regulatory inquiries of $2.3 million. Net income for the nine months ended September 30, 2004 included pre-tax losses related to Hurricanes Charley, Frances, Ivan and Jeanne of $1.0 million, a pre-tax charge related to the refinancing of the Company’s credit facility of $1.6 million, and the pre-tax cost of stock awards to the Company’s employees in connection with the Company’s initial public offering of $0.9 million. Excluding such losses and expenses from both periods, net income for the latest nine months was $44.7 million compared to $47.8 million for the nine months ended September 30, 2004. Net income per fully diluted share excluding such losses and expenses was $1.38 for the latest nine months compared to $1.49 for the comparable 2004 period, representing a decline of 7%.

James R. Fisher, Chairman and CEO, said, “While the market continues to be challenging, we are committed to maintaining our bottom line focus, and we will not compromise our underwriting standards. We are very proud of our attractive return on average equity, and when market conditions improve we intend to capitalize, but until such time, we will judiciously manage our stockholders’ capital. At this juncture, it is too early to estimate the cost of Hurricane Wilma to Bristol West. Despite the devastation that it brought to South Florida, we have been able to service our policyholders and producers through the successful deployment of our back-up facilities and the resumption of business as usual in our home office on Monday, October 31st. Our claims teams are working seven days a week to service affected policyholders. Finally, our thoughts and prayers go out to all those impacted by the recent hurricanes.”

Highlights

•	Increased number of agencies and brokerages with which we do business to approximately 7,300 as of September 30, 2005 from 7,000 as of June 30, 2005 and 6,300 as of December 31, 2004;

•	Increased point of sale underwriting to 97% of new business applications for the quarter;

•	Repurchased 826,123 shares during the quarter to conclude the previously announced $30 million stock repurchase program, and

•	The Board of Directors authorized an additional $20 million stock repurchase program at its meeting on October 28, 2005.

Earnings Before Taxes

Net income before taxes was $20.5 million for the third quarter of 2005 compared to $24.2 million for the third quarter of 2004, a decline of 15%. Net income before taxes for the quarter was $22.1 million excluding the cost of responding to the regulatory inquiries and Hurricanes Katrina and Rita, compared to $25.2 million for the third quarter of 2004 excluding losses related to Hurricanes Charley, Frances, Ivan and Jeanne of 2004, a decline of 12%.

Net income before taxes was $67.5 million for the nine months ended September 30, 2005 compared to $71.8 million for the corresponding period of 2004, a decline of 6%. Net income before taxes for the nine months ended September 30, 2005 was $70.1 million before the impact of responding to the regulatory inquiries and Hurricanes Katrina and Rita, compared to $75.3 million for the nine months ended September 30, 2004 before charges related to the refinancing of the Company’s credit facility, stock awards to the Company’s employees in connection with the Company’s initial public offering, and Hurricanes Charley, Frances, Ivan and Jeanne of 2004, a decline of 7%.

Written Premium and Fees

Gross written premium declined by 33% to $148.1 million for the quarter ended September 30, 2005 compared to $222.5 million for the same quarter of 2004. The change in expected policy cancellations added $3.9 million or 3% to gross written premium in the current quarter compared to $46.8 million, or 21%, in the comparable quarter of 2004. The provision for expected policy cancellations adjusts the balances of premiums receivable and unearned premiums to amounts the Company expects to ultimately collect and earn. Exclusive of the change in the provision for expected cancellations, gross written premiums were lower by 18% for the quarter and 17% for the nine months ended September 30, 2005. The decline for the quarter and nine months ended September 30, 2005 emanated almost entirely from California and Florida, as the Company’s premium writings grew in the aggregate in the other states in which it does business.

Net written premium increased to $130.9 million for the quarter ended September 30, 2005 from $109.8 million for the comparable quarter of 2004, an increase of 19%. The reduction in written premium ceded under quota share reinsurance agreements in 2005 compared to 2004 added $95.9 million to net written premium for the current 2005 quarter compared to the same quarter of 2004.

Net written premium increased 79% to $528.0 million for the nine months ended September 30, 2005 from $295.3 million for the comparable period of 2004. The increase in net written premium for the nine months ended September 30, 2005 as compared to the same period of 2004 is due to the January 2005 termination and commutation of the Company’s 2002-2004 quota share reinsurance agreement, and the reduction in the cession percentage to 10% for 2005 business from 50% for 2004 business. These items contributed $106.3 million and $250.5 million, respectively, to net written premium for the nine months ended September 30, 2005 compared to the same period of 2004.

Net earned premium and fees increased 50% to $157.4 million in the third quarter of 2005 compared to $105.2 million in the comparable quarter of 2004. For the nine months ended September 30, 2005, net earned premium and fees increased 74% to $508.7 million from $292.3 million for the same period of 2004. The change in the cession percentage to 10% on business written in 2005 from 50% in 2004 was the principal reason for the increase.

Net Investment Income

Net investment income was $4.4 million for the quarter ended September 30, 2005 compared to $2.4 million for the same period of 2004, an increase of 83%. For the nine months ended September 30, 2005, net investment income increased 92% to $12.5 million from $6.5 million for the same period of 2004. Investment income increased due to average invested assets having been significantly higher during both the quarter and nine months ended September 30, 2005 compared to the corresponding periods of 2004. The Company’s initial public offering, which took place in February 2004, provided $113.4 million of net proceeds, and the termination and commutation of the Company’s

2002-2004 quota share reinsurance agreement resulted in the receipt of $196.6 million from the Company’s reinsurers on January 21, 2005.

Key Ratios

Due to the Company’s significant reduction in its quota share reinsurance cessions, the 2005 loss, expense and combined ratios are not comparable to those of 2004 on a net (after reinsurance) basis (please see Note About Ratio Calculations at the end of this release). The Company’s gross combined ratio (before the effects of reinsurance) was 88.2% for the third quarter of 2005 compared to 85.8% for the same quarter of 2004. The gross loss and loss adjustment expense ratio was lower by 1.8 points at 65.9% for the third quarter of 2005 compared to 67.7% for the third quarter of 2004. The gross expense ratio (acquisition and operating expenses net of fee income) was higher by 4.2 points at 22.3% for the most recent quarter compared to 18.1% for the same quarter of 2004. During the third quarter of 2005, the Company incurred pre-tax costs of $1.3 million associated with responding to the regulatory inquiries concerning the Company’s reinsurance agreements. This plus lower fee income as a percentage of premiums accounted for 1.8 points of the increase in the expense ratio.

For the nine months ended September 30, 2005, the Company experienced $0.1 million of favorable development on loss and loss adjustment expense reserves related to prior years compared to $2.0 million of adverse development during the first nine months of 2004. Development on loss and loss adjustment expense reserves occurs when previously established loss and loss adjustment expense reserves are adjusted downward (favorable development) or upward (adverse development). Adjustments to reserves established in prior reporting periods are reported in the period in which the adjustments are made.

Condensed Consolidated Balance Sheets

The Company terminated and commuted its 2002-2004 quota share reinsurance agreement effective January 1, 2005 and settled all balances receivable and payable with its reinsurers on January 21, 2005. The commutation significantly impacted the balance sheet as summarized below:

Cash received	$ 196,648
Reduction in receivables from reinsurers	(392,081)
Increase in deferred policy acquisition costs	30,609
Net (reduction) in assets	(164,824)

Reduction in reinsurance payables	(164,824)
Net (reduction) in liabilities	$ (164,824)

Supplemental Information - Reinsurance

For the three months ended September 30, 2005, the Company ceded $15.8 million of earned premium to all reinsurers, or approximately 10% of its gross earned premium. Losses and commissions recovered from reinsurers totaled $14.9 million, for a net pre-tax cost of reinsurance to the Company of $0.9 million, or 6% of ceded earned premium for the quarter ended September 30, 2005. The current quota share agreement with National Union Fire Insurance Company of Pittsburgh (“National Union”) accounted for 85%, or $13.4 million, of ceded earned premium with a net pre-tax cost excluding lost investment income to the Company of 3% of ceded earned premium.

The Company has reached agreement with National Union to terminate and commute the current quota share agreement on a cut-off basis effective January 1, 2006. The termination and commutation will result in National Union being released as of January 1, 2006 from any future liability on the contract in return for National Union paying to the Company by January 31, 2006 all balances due the Company including ceded loss reserves less any payable due to National Union.

Regulatory Inquiries

As previously reported, the Company received subpoenas from the Florida Office of Insurance Regulation and the Securities & Exchange Commission (the “SEC”) and a grand jury subpoena from the United States Attorney for the

Southern District of New York (the “USAO”) seeking information relating to the Company’s finite reinsurance agreements. The SEC and the USAO continue to request additional documents and information from the Company, including interviews of various individuals. The Company is cooperating with the Florida Office of Insurance Regulation, the SEC and the USAO.

Other than the current quota share agreement, which incepted January 1, 2005, all of the material reinsurance agreements to which the Company has been a party have been terminated and settled, and the reinsurers have been released from all future liabilities under the agreements. Inasmuch as the governmental investigations are ongoing and the various regulatory authorities could reach conclusions different from the Company’s concerning the treatment of these transactions in the Company’s financial statements, it would be premature to reach any conclusions as to the likely outcome of these matters and their potential impact upon the Company.

Common Stock Repurchases

As previously announced, on March 14, 2005 the Company’s Board of Directors authorized the repurchase of up to $30 million of the Company’s outstanding common stock. During the third quarter of 2005, the Company repurchased 826,123 shares at a cost of $13.8 million and per share cost of $16.76 bringing the total as of September 30, 2005 to 1,808,723 shares at a total cost of $30 million and a per share cost of $16.59.

On October 28, 2005, the Company’s Board of Directors authorized the repurchase of an additional $20 million of the Company’s outstanding common stock. Under this program, share purchases may be made from time to time in the open market depending on share price, market conditions, and other factors.

Note About Ratio Calculations

In past earnings releases and SEC filings, the Company has employed trade ratio calculations (loss ratio, expense ratio and combined ratio) that are different from those used by other companies engaged in the private passenger automobile insurance business. The Company has calculated its loss and expense ratios with fee income and other income included in the divisor while the more widely used calculation includes fee income as a contra-expense in the dividend with the divisor consisting of earned premium only. The Company’s methodology has caused its loss ratio to appear lower and expense ratio to appear higher than would have been the case had it employed the more widely used calculation.

In each of its releases and filings that contained trade ratio calculations, the Company has described its methodology so that users of the documents would be cognizant of the methodology employed. The Company believes that conforming its calculation to the more widely used methodology will make it easier for investors to compare and contrast its performance with other industry participants.

Starting with the current quarter’s earnings release and Quarterly Report on Form 10-Q, the Company will calculate its trade ratios as follows:

Loss Ratio	=		Losses and loss adjustment expenses incurred
Net earned premium

Expense Ratio	=	(	+ Commissions and other underwriting expenses + Other operating and general expenses - Fee income - Other income	)
Net earned premium

Combined Ratio	=		Loss Ratio + Expense Ratio

Exhibit I displays the Company’s annual summary financial data from December 31, 2000 through December 31, 2004 with revised calculations of the loss, expense and combined ratios. Exhibit II displays the Company’s quarterly results with the revised calculations from the first quarter of 2004 through the third quarter of the current year. Lastly, Exhibit III shows the Company’s results before and after reinsurance with the ratios provided on the revised basis.

The Company will post the exhibits noted above (in spreadsheet format) on its website, www.bristolwest.com/investors.

About Bristol West

Bristol West Holdings, Inc. began its operations in 1973, and provides non-standard private passenger automobile insurance exclusively through agents and brokers in 21 states. Bristol West is traded on the New York Stock Exchange under the symbol, BRW.

For more information about Bristol West, please visit our website, www.bristolwest.com.

This press release may contain statements that constitute "forward-looking statements as defined under the Private Securities Litigation Reform Act of 1995." Statements in this press release not dealing with historical results may be forward-looking and are based on estimates, assumptions and projections. Forward-looking statements may be identified by words such as "believe", "expect", "may", "will", "should", "seek", "intend", "plan", "estimate", "anticipate" or the negative version of those words or other comparable terminology and similar statements of a future or forward-looking nature.

All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in these statements. Readers are advised to review the risk factors set forth in the company’s final prospectus dated February 11, 2004, and in its other documents filed with the United States Securities and Exchange Commission. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

BRISTOL WEST HOLDINGS, INC.
COMPARATIVE INCOME STATEMENTS
($ in thousands, except per share data)
(Unaudited)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
Income	2005	2004	2005	2004
Gross written premium	$ 148,127	$ 222,494	$ 476,257	$ 603,349
Net written premium	130,908	109,763	528,045	295,327
Gross earned premium	158,388	178,813	494,365	516,522

Net earned premium	$ 142,571	$ 86,539	$ 459,566	$ 237,249
Net investment income	4,435	2,397	12,470	6,460
Realized (loss) gain on investments, net	9	(51)	(17)	18
Fee income	14,877	18,673	49,155	55,027
Other income	684	636	2,110	1,706
Total income	162,576	108,194	523,284	300,460

Expenses
Losses and loss adjustment expenses incurred	93,410	58,391	304,728	160,609
Commissions and other underwriting expenses	37,236	15,955	118,847	39,342
Other operating and general expenses	9,750	8,574	27,560	23,988
Interest expense	1,069	749	3,071	2,123
Extinguishment of debt	0	0	0	1,613
Stock-based compensation	587	284	1,586	955
Total expenses	142,052	83,953	455,792	228,630

Income before federal and state income taxes	20,524	24,241	67,492	71,830

Federal and state income taxes	7,440	8,848	24,466	26,218
Net earnings	$ 13,084	$ 15,393	$ 43,026	$ 45,612

Basic earnings per share	$ 0.43	$ 0.49	$ 1.39	$ 1.50
Diluted earnings per share	$ 0.41	$ 0.47	$ 1.33	$ 1.42
Weighted average common shares outstanding	30,314,772	31,453,539	30,930,716	30,389,882
Weighted average common shares outstanding
including potentially dilutive common shares	31,783,980	32,882,458	32,375,065	32,069,769

Loss ratio	65.5%	67.5%	66.3%	67.7%
Expense ratio	22.0%	6.0%	20.7%	2.8%
Combined ratio	87.5%	73.5%	87.0%	70.5%

BRISTOL WEST HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
($ in thousands, except share data)
(Unaudited)

	September 30,	December 31,
	2005	2004

Assets
Total investments	$ 449,898	$ 283,568
Cash and cash equivalents	39,879	11,508
Reinsurance receivables	54,984	402,019
Receivables, net	171,528	183,247
Goodwill	101,611	101,611
Other assets	76,745	58,967
Total assets	$ 894,645	$ 1,040,920

Liabilities and Stockholders' Equity
Total policy liabilities	$ 417,841	$ 437,996
Reinsurance payables	30,207	166,513
Accounts payable and other liabilities	47,233	40,700
Long-term debt	70,900	73,388
Total liabilities	566,181	718,597

Total stockholders' equity	328,464	322,323
Total liabilities and stockholders' equity	$ 894,645	$ 1,040,920

Book value per share	$ 10.84	$ 10.11

BRISTOL WEST HOLDINGS, INC.
SUPPLEMENTAL DATA
(Unaudited)

GROSS WRITTEN PREMIUM PRODUCTION BY STATE
($ in millions)

	Three months ended			Nine months ended
	September 30,		%	September 30,		%
State	2005	2004	Change	2005	2004	Change

California	$ 64.1	$ 90.1	-28.9%	$ 219.9	$ 320.9	-31.5%
Florida	21.9	30.9	-29.1%	69.9	78.2	-10.6%
Michigan	21.1	18.7	12.8%	63.9	52.9	20.8%
Texas	5.7	4.7	21.3%	17.5	11.2	56.3%
South Carolina	5.3	5.0	6.0%	15.3	13.2	15.9%
Pennsylvania	4.6	3.7	24.3%	12.1	11.9	1.7%
New Hampshire	3.8	3.0	26.7%	11.8	9.5	24.2%
Maine	3.7	3.5	5.7%	10.8	10.1	6.9%
Virginia	2.2	2.7	-18.5%	6.9	9.1	-24.2%
Georgia	1.9	2.6	-26.9%	6.9	8.6	-19.8%
All Other (includes 11 states)	9.9	10.8	-8.3%	29.1	30.7	-5.2%
Total	$ 144.2	$ 175.7	-17.9%	$ 464.1	$ 556.3	-16.6%

Change in expected policy cancellation provision	3.9	46.8	n/m	12.2	47.1	n/m

Total, net of change in expected policy cancellation provision	$ 148.1	$ 222.5	-33.4%	$ 476.3	$ 603.4	-21.1%

BRISTOL WEST HOLDINGS, INC.
SUPPLEMENTAL DATA
($ in thousands)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004

Underwriting Results Before Reinsurance

Revenues
Gross earned premium	$ 158,388	$ 178,813	$ 494,365	$ 516,522

Expenses
Losses and adjustment expenses incurred	104,372	121,083	329,041	343,700
Commissions	23,460	28,887	73,303	78,483
Other underwriting expenses	17,717	14,143	53,562	44,661
Other operating and general expenses	9,750	8,574	27,560	23,988
Total underwriting expenses	155,299	172,687	483,466	490,832
Gross underwriting result	3,089	6,126	10,899	25,690
Fee and other income	15,561	19,309	51,265	56,733
Pretax underwriting income	$ 18,650	$ 25,435	$ 62,164	$ 82,423

Gross loss ratio	65.9%	67.7%	66.6%	66.5%
Gross expense ratio	22.3%	18.1%	20.9%	17.5%
Gross combined ratio	88.2%	85.8%	87.5%	84.0%

Reinsurance Ceded Results

Revenues
Ceded earned premium	$ 15,817	$ 92,274	$ 34,799	$ 279,273

Expenses
Ceded losses and adjustment expenses incurred	10,962	62,692	24,313	183,091
Ceding commissions	3,941	27,075	8,018	83,802
Total underwriting expenses	14,903	89,767	32,331	266,893
Ceded underwriting income	$ 914	$ 2,507	$ 2,468	$ 12,380

Ceded loss ratio	69.3%	67.9%	69.9%	65.6%
Ceded expense ratio	24.9%	29.3%	23.0%	30.0%
Ceded combined ratio	94.2%	97.2%	92.9%	95.6%

Net Underwriting Results

Revenues
Net earned premium	$ 142,571	$ 86,539	$ 459,566	$ 237,249

Expenses
Net losses and loss adjustment expenses incurred	93,410	58,391	304,728	160,609
Commissions - net of reinsurance	19,519	1,812	65,285	(5,319)
Other underwriting expenses	17,717	14,143	53,562	44,661
Other operating and general expenses	9,750	8,574	27,560	23,988
Total underwriting expenses	140,396	82,920	451,135	223,939

Net underwriting result	2,175	3,619	8,431	13,310
Fee and other income	15,561	19,309	51,265	56,733
Pretax underwriting income	$ 17,736	$ 22,928	$ 59,696	$ 70,043

Net loss ratio	65.5%	67.5%	66.3%	67.7%
Net expense ratio	22.0%	6.0%	20.7%	2.8%
Net combined ratio	87.5%	73.5%	87.0%	70.5%

	September 30,
Reinsurance Balances	2005	2004
Reinsurance recoverable on paid and unpaid losses
and loss adjustment expenses	$ 24,994	$ 152,061
Prepaid reinsurance	22,013	123,784
Ceding commission receivable	7,977	128,281
Reinsurance payables	(30,207)	(183,323)
Net balance	$ 24,777	$ 220,803

EXHIBIT I
BRISTOL WEST HOLDINGS, INC.
ANNUAL SUMMARY FINANCIAL DATA AND RATIOS
($ in thousands)

	Years Ended December 31,
	2004	2003	2002	2001	2000
Income

Net premiums earned	325,321	274,027	241,013	158,580	185,711
Net investment income	9,018	6,683	6,439	6,443	7,848
Realized gain (loss) on investments	1	1,247	262	972	(173)
Fee income	74,052	69,160	47,331	36,096	32,837
Other income	2,509	1,674	2,911	19,986	576
Total income	410,901	352,791	297,956	222,077	226,799

Expenses

Losses and adjustment expenses incurred	219,358	199,670	200,496	128,887	167,202
Commissions and other underwriting expenses	58,428	51,801	42,068	50,342	64,290
Other operating and general expenses	31,358	24,241	19,302	19,794	13,786
Litigation expense	-	17,363	14,350	-	-
Interest expense	2,990	3,197	4,598	8,950	10,664
Extinguishment of debt	1,613	-	-	-	-
Stock-based compensation	1,255	2,464	320	638	340
Goodwill amortization	-	-	-	2,715	2,621

Total expenses	315,002	298,736	281,134	211,326	258,903

Income (loss) before federal and state income taxes	95,899	54,055	16,822	10,751	(32,104)

Federal and state income taxes	34,762	20,541	5,311	3,719	(10,658)

Net earnings (loss)	$ 61,137	$ 33,514	$ 11,511	$ 7,032	$ (21,446)

Ratios

Loss ratio	67.4%	72.9%	83.2%	81.3%	90.0%
Expense ratio	4.1%	1.9%	4.6%	8.9%	24.0%
Combined ratio	71.5%	74.8%	87.8%	90.2%	114.0%

EXHIBIT II
BRISTOL WEST HOLDINGS, INC.
QUARTERLY RESULTS AND RATIOS
($ in thousands)
(Unaudited)

	Quarters Ended
	9/30/05	6/30/05	3/31/05	12/31/04	9/30/04	6/30/04	3/31/04
Income

Net premiums earned	142,571	153,536	163,459	88,072	86,539	81,101	69,609
Net investment income	4,435	4,402	3,633	2,558	2,397	2,258	1,805
Realized gain (loss) on investments	9	(25)	(1)	(17)	(51)	69	0
Fee income	14,877	16,512	17,766	19,025	18,673	18,504	17,850
Other income	684	678	748	803	636	457	613
Total income	162,576	175,103	185,605	110,441	108,194	102,389	89,877

Expenses

Losses and adjustment expenses incurred	93,410	103,553	107,765	58,749	58,391	54,652	47,566
Commissions and other underwriting expenses	37,236	40,796	40,815	19,086	15,955	13,890	9,497
Other operating and general expenses	9,750	8,545	9,265	7,370	8,574	8,350	7,064
Interest expense	1,069	1,034	968	867	749	723	651
Extinguishment of debt	0	0	0	0	0	0	1,613
Stock-based compensation	587	593	406	300	284	92	579

Total expenses	142,052	154,521	159,219	86,372	83,953	77,707	66,970

Income (loss) before federal and state income taxes	20,524	20,582	26,386	24,069	24,241	24,682	22,907

Federal and state income taxes	7,440	7,461	9,565	8,544	8,848	9,009	8,361

Net earnings	$ 13,084	$ 13,121	$ 16,821	$ 15,525	$ 15,393	$ 15,673	$ 14,546

Ratios

Loss ratio	65.5%	67.4%	65.9%	66.7%	67.5%	67.4%	68.3%
Expense ratio	22.0%	20.9%	19.3%	7.5%	6.0%	4.0%	-2.7%
Combined ratio	87.5%	88.3%	85.2%	74.2%	73.5%	71.4%	65.6%

EXHIBIT III
BRISTOL WEST HOLDINGS, INC.
QUARTERLY SUPPLEMENTAL DATA AND RATIOS
($ in thousands)
(Unaudited)

	Quarters Ended
	9/30/05	6/30/05	3/31/05	12/31/04	9/30/04	6/30/04	3/31/04

Underwriting Results Before Reinsurance

Revenues
Gross earned premium	$ 158,388	$ 166,228	$ 169,749	$ 179,083	$ 178,813	$ 174,463	$ 163,246

Expenses
Losses and adjustment expenses incurred	104,372	112,499	112,170	118,907	121,083	115,498	107,119
Commissions	23,460	24,445	25,398	28,212	28,887	24,647	24,949
Other underwriting expenses	17,717	19,209	16,636	19,547	14,143	16,788	13,730
Other operating and general expenses	9,750	8,545	9,265	7,370	8,574	8,350	7,064
Total underwriting expenses	155,299	164,698	163,469	174,036	172,687	165,283	152,862
Gross underwriting result	3,089	1,530	6,280	5,047	6,126	9,180	10,384
Fee and other income	15,561	17,190	18,514	19,828	19,309	18,961	18,463
Pretax underwriting income	$ 18,650	$ 18,720	$ 24,794	$ 24,875	$ 25,435	$ 28,141	$ 28,847

Gross loss ratio	65.9%	67.7%	66.1%	66.4%	67.7%	66.2%	65.6%
Gross expense ratio	22.3%	21.1%	19.3%	19.7%	18.1%	17.7%	16.7%
Gross combined ratio	88.2%	88.8%	85.4%	86.1%	85.8%	83.9%	82.3%

Reinsurance Ceded Results

Revenues
Ceded earned premium	$ 15,817	$ 12,692	$ 6,290	$ 91,011	$ 92,274	$ 93,362	$ 93,637

Expenses
Ceded losses and adjustment expenses incurred	10,962	8,946	4,405	60,158	62,692	60,846	59,553
Ceding commissions	3,941	2,858	1,219	28,673	27,075	27,545	29,182
Total underwriting expenses	14,903	11,804	5,624	88,831	89,767	88,391	88,735
Ceded underwriting income	$ 914	$ 888	$ 666	$ 2,180	$ 2,507	$ 4,971	$ 4,902

Ceded loss ratio	69.3%	70.5%	70.0%	66.1%	67.9%	65.2%	63.6%
Ceded expense ratio	24.9%	22.5%	19.4%	31.5%	29.3%	29.5%	31.2%
Ceded combined ratio	94.2%	93.0%	89.4%	97.6%	97.2%	94.7%	94.8%

Net Underwriting Results

Revenues
Net earned premium	$ 142,571	$ 153,536	$ 163,459	$ 88,072	$ 86,539	$ 81,101	$ 69,609

Expenses
Net losses and loss adjustment expenses incurred	93,410	103,553	107,765	58,749	58,391	54,652	47,566
Commissions - net of reinsurance	19,519	21,587	24,179	(461)	1,812	(2,898)	(4,233)
Other underwriting expenses	17,717	19,209	16,636	19,547	14,143	16,788	13,730
Other operating and general expenses	9,750	8,545	9,265	7,370	8,574	8,350	7,064
Total underwriting expenses	140,396	152,894	157,845	85,205	82,920	76,892	64,127

Net underwriting result	2,175	642	5,614	2,867	3,619	4,209	5,482
Fee and other income	15,561	17,190	18,514	19,828	19,309	18,961	18,463
Pretax underwriting income	$ 17,736	$ 17,832	$ 24,128	$ 22,695	$ 22,928	$ 23,170	$ 23,945

Net loss ratio	65.5%	67.4%	65.9%	66.7%	67.5%	67.4%	68.3%
Net expense ratio	22.0%	20.9%	19.3%	7.5%	6.0%	4.0%	-2.7%
Net combined ratio	87.5%	88.3%	85.2%	74.2%	73.5%	71.4%	65.6%